Exhibit 5.1 and 23.1

[Williams Mullen Letterhead]

William L. Pitman
Direct Dial: 804.783.6474
bpitman@williamsmullen.com

December 5, 2003

Board of Directors
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191

Ladies and Gentlemen:

     This letter is in reference to the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof by NII Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933, as amended, of (i) $180,000,000 aggregate principal amount of the Company’s 3 1/2% convertible notes due 2033 (the “Notes”) and (ii) subject to adjustment as provided in the Indenture, dated September 16, 2003, governing the Notes (the “Indenture”), up to 2,250,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), into which the Notes may be converted, for sale by the selling security holders identified in the Prospectus (the “Prospectus”) forming a part of the Registration Statement. The Notes and the Shares are herein referred to collectively as the “Securities.”

     We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion.

     The opinion expressed herein is limited in all respects to the application of the law of the State of Delaware.

     Based on the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that (i) the Shares have been duly authorized and, when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable, and (ii) the Notes have been duly authorized and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (B) general principles of equity (regardless of whether enforceability is considered in an action at law or suit in equity), including the availability of equitable remedies, (C) procedural

A Professional Corporation

Michigan • Virginia • Washington, D.C. • London
Two James Center 1021 East Cary Street (23219) P.O. Box 1320 Richmond, VA 23218-1320 Tel: 804.643.1991
Fax: 804.783.6507 www.williamsmullen.com

December 5, 2003

requirements of law applicable to the exercise of creditors’ rights generally, and (D) judicial discretion inherent in the forum addressing enforceability.

     Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus.

Very truly yours,

WILLIAMS MULLEN

By:	/s/ William L. Pitman

William L. Pitman, a Shareholder